Amendment
to Amended and Restated
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
and J.P. Morgan Investment Management Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and J.P. Morgan Investment Management Inc., a Delaware corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement effective as of the 2nd day of May, 2005, and Amended and Restated effective as of the 1st day of December, 2012, (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust (“Trust”).

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Adviser and the Sub-Adviser have agreed to reduce the sub-advisory fees for the JNL/JPMorgan MidCap Growth Fund and the JNL/JPMorgan U.S. Government & Quality Bond Fund as set forth on Schedule B, and, in connection with said reductions, Schedule B to the Agreement must be amended.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated June 3, 2013, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 24th day of June 2013, effective June 3, 2013.

Jackson National Asset Management, LLC		J.P. Morgan Investment Management Inc.

By:	/s/ Mark D. Nerud	By:	/s/ Ana Brands
Name:	Mark D. Nerud	Name:	Ana Brands
Title:	President and CEO	Title:	Vice President

Schedule B
Dated June 3, 2013
(Compensation)

JNL/JPMorgan International Value Fund
Average Daily Net Assets	Annual Rate
$0 to $350 Million	0.40%
Amounts over $350 Million	0.35%

JNL/JPMorgan MidCap Growth Fund
Average Daily Net Assets	Annual Rate
$0 to $1 Billion	0.40%
Amounts over $1 Billion	0.38%

JNL/JPMorgan U.S. Government & Quality Bond Fund
Average Daily Net Assets	Annual Rate
$0 to $200 Million	0.17%**
$200 Million to $500 Million	0.15%
$500 Million to $1 Billion	0.12%
Amounts over $1 Billion	0.10%

** When net assets drop below $500 million, the annual rate will be 0.20% for net assets between $0 to $200 million.

B-1